Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

NEWS RELEASE	For additional information:
Stuart Alexander
Vice President
Investor Relations
December 13, 2004	(651) 483-7358

Douglas J. Treff
Senior Vice President
Chief Financial Officer
(651) 787-1587

DELUXE CEO TO RETIRE IN 2005

St. Paul, Minn.—Deluxe Corporation (NYSE: DLX), the nation’s leading producer of checks and business forms, today announced that Lawrence J. Mosner plans to retire in 2005, both as the Company’s chief executive officer and chairman of the board of directors. Mosner is 62. The board has retained Highland Partners to assist in the search for a successor.

“Larry has done an excellent job of leading Deluxe through several key transitions,” said Stephen Nachtsheim, Deluxe’s lead independent director and chairman of the board’s governance committee. “As CEO, he championed operational excellence, employee engagement, and impeccable corporate governance standards. Larry also played a crucial role in the spin-off of eFunds as well as the acquisition of New England Business Service (NEBS) last summer. The board has greatly valued his leadership.

“As a result of the succession planning process that Deluxe uses, there are a number of internal candidates for the CEO position,” Nachtsheim said. “The board has also engaged a search firm to broaden the candidate pool and ensure that we select the best person to succeed Larry. The new CEO will be critical in helping us maintain our leadership positions in the markets we serve and continue our growth into new markets. The board is pleased that Larry has agreed to stay on until the right individual is selected and also to be available, as needed, to ensure a smooth transition.”

Mosner has held a number of key leadership positions since joining Deluxe in 1995. He assumed his current role of chairman and CEO in 2000 following the spin-off of eFunds Corporation, and is only the seventh CEO in Deluxe’s nearly 90-year history. Before joining Deluxe, Mosner was executive vice president and chief operating officer at Hanover Direct, a catalog company, and prior to that spent more than 28 years with Sears Roebuck and Company.

About Deluxe

Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

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About Highland Partners

Highland Partners (NASDAQ: HHGP) is a leading executive search firm headquartered in Chicago, Ill. The company also consults in the areas of human capital needs, succession planning, compensation assessment, recruitment strategies, and competitive analyses; and is part of Hudson Highland Group, one of the world’s leading staffing and human capital solutions providers.

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